UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): January 8, 2009
WSI Industries, Inc.
(Exact name of Registrant as Specified in its Charter)
Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-00619	41-0691607

(Commission File Number)	(I.R.S. Employer Identification No.)

213 Chelsea Road
Monticello, MN	55362

(Address Of Principal Executive Offices)	(Zip Code)
(763) 295-9202
Registrant’s Telephone Number, Including Area Code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1, 3, 4, 6 through 8 are not applicable and therefore omitted.

Item 2.02	Results Of Operations And Financial Condition.
WSI Industries, Inc. (the “Company”) issued a press release on January 8, 2009 disclosing material non-public information regarding its results of operations for the quarter ended November 30, 2008. The Company hereby furnishes the press release, which is attached hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On January 8, 2009, the Board of Directors of the Company approved recommendations of the Compensation Committee with respect to the base salaries and the grant of non-qualified stock options with tandem stock appreciation rights and restricted stock awards to Michael J. Pudil, the Company’s Chief Executive Officer, and Paul D. Sheely, the Company’s Chief Financial Officer.
There was no increase to Mr. Pudil’s base salary for 2009, which will remain at $233,810 per year. However, Mr. Pudil was granted 12,000 shares of restricted stock and an option with stock appreciation rights to purchase 15,000 shares of stock. The base salary for Mr. Sheely was set at $137,150 per year effective January 5, 2009. Mr. Sheely was also granted an option with stock appreciation rights to purchase 7,500 shares and 2,500 shares of restricted stock. The awards were made under the Company’s 2005 Stock Plan. The restricted stock awards vest as to one-third of the shares on the first three anniversaries of the date of grant and are also subject to the terms of the form of Restricted Stock Award Agreement attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 23, 2007. The stock options and tandem stock appreciation rights vest as to one-third of the shares on the 6 month, 18 month and 30 month anniversaries of the date of grant and also are subject to the form of Non-Qualified Stock Option and Stock Appreciation Rights Agreement attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated February 23, 2007.
Item 9.01 Financial Statements And Exhibits.

Exhibit No.	Description
99.1	Press Release issued on January 8, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WSI INDUSTRIES, INC.
By:	/s/ Michael Pudil
Michael Pudil
President and Chief Executive Officer

Date: January 12, 2009